Exhibit 99.1

U.S. District Court grants preliminary injunction allowing Coastal Virginia

Offshore Wind project to resume work

RICHMOND, Va. (January 16, 2026) — Today the U.S. District Court for the Eastern District of Virginia granted Dominion Energy’s request for a preliminary injunction allowing construction to resume on the Coastal Virginia Offshore Wind (CVOW) project while Dominion Energy’s lawsuit challenging the agency’s action proceeds. Our team will now focus on safely restarting work to ensure CVOW begins delivery of critical energy in just weeks. While our legal challenge proceeds, we will continue seeking a durable resolution of this matter through cooperation with the federal government.

CVOW will consist of 176 offshore wind energy turbines generating a total of 2.6-gigawatts — enough energy to power up to 660,000 homes. CVOW is a critical part of Dominion Energy’s all-of-the-above diverse energy supply strategy to meet our region’s growing demand.

About Dominion Energy

Dominion Energy (NYSE: D), headquartered in Richmond, Va., provides regulated electricity service to 3.6 million homes and businesses in Virginia, North Carolina, and South Carolina, and regulated natural gas service to 500,000 customers in South Carolina. The company is one of the nation’s leading developers and operators of regulated offshore wind and solar power and the largest producer of carbon-free electricity in New England. The company’s mission is to provide the reliable, affordable, and increasingly clean energy that powers its customers every day. Please visit DominionEnergy.com to learn more.

News Category: Virginia & North Carolina

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Media Contact:

Aaron Ruby, 804-489-8081, aaron.f.ruby@dominionenergy.com

Investor Contact:

David McFarland, 804-819-2438, david.m.mcfarland@dominionenergy.com